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                                                                     Exhibit 8.1

           [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP APPEARS HERE]


                               December 15, 1997

Patriot American Hospitality, Inc.
Patriot American Hospitality Operating Company
1950 Stemmons Freeway
Suite 6001
Dallas, TX 75207

        Re:  Certain Federal Income Tax Matters
             ----------------------------------

Ladies and Gentlemen:

        This opinion is delivered to you in our capacity as counsel to Patriot American Hospitality, Inc., a Delaware corporation (the "Company"), and Patriot American Hospitality Operating Company, a Delaware corporation (the "OpCo," and, together with the Company, the "Companies") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Companies with the Securities and Exchange Commission relating to (a) the merger (the "Merger") of a subsidiary of OpCo ("Merger Sub") with and into WHG Resorts & Casinos, Inc., a Delaware corporation ("WHG"), pursuant to an Agreement and Plan of Merger dated as of September 30, 1997 (the "Merger Agreement"), among the Company, OpCo, Merger Sub and WHG and (b) the issuance of shares of stock of the Companies.

        On July 1, 1997, the Company merged (the "Cal Jockey Merger") with Patriot American Hospitality, Inc., a Virginia corporation ("Old Patriot"), pursuant to an Agreement and Plan of Merger dated as of February 24, 1997, as amended and restated as of May 28, 1997 (the "Cal Jockey Merger Agreement") among Old Patriot, Patriot American Hospitality Partnership, L.P., a Virginia limited partnership, the Company and OpCo. Pursuant to the Cal Jockey Merger Agreement, the Company was the surviving company in the Cal Jockey Merger and changed its name to Patriot American Hospitality, Inc.

        This opinion letter relates to (i) the qualification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the
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                          GOODWIN, PROCTER & HOAR LLP



Patriot American Hospitality, Inc.
Patriot American Hospitality Operating Company
December 15, 1997
Page 2



"Code"), (ii) the accuracy of certain statements in the Registration Statement and (iii) the federal income tax treatment of the Merger.

     In rendering the following opinions, we have reviewed the Registration Statement and the descriptions set forth therein of the Company and its current and proposed investments and activities. We also have examined (i) the Amended and Restated Certificate of Incorporation of the Company, as of the beginning of the first taxable year for which it elected to be a REIT and as amended to date, and the Amended and Restated Bylaws of the Company, (ii) the Pairing Agreement dated as of February 17, 1983, as amended, by and between the Company and OpCo,
(iii) the Merger Agreement and (iv) such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein. The foregoing documents, including the Registration Statement, are referred to herein as the "Documents."

     In rendering our opinions, we have relied upon certain representations of the Company set forth in a representation letter delivered to us in connection with this opinion letter regarding the manner in which Company has been owned and operated and will be owned and operated, and the manner in which Old Patriot was owned and operated for periods ending on and including the effective time of the Cal Jockey Merger. We also have relied on the statements contained in the Documents regarding the operation and ownership of the Company, Old Patriot and their affiliates. We have neither independently investigated nor verified such representations or statements, and we assume that such representations and statements are true, correct and complete and that all representations and statements made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

     In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, (vii) the factual accuracy of all representations, warranties and other statements made by all parties, and (viii) the continued accuracy of all documents, certificates, warranties
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                          GOODWIN, PROCTER & HOAR LLP



Patriot American Hospitality, Inc.
Patriot American Hospitality Operating Company
December 15, 1997
Page 3



and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion that:

     (i) The Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with the Company's taxable year ending December 31, 1983 and for subsequent taxable years through the date hereof, and the Company's proposed form of organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (including for periods following the Merger).

     (ii) The discussion set forth under the caption "Certain Federal Income Tax Considerations" in the Registration Statement, to the extent that such discussion constitutes matters of law, summaries of legal matters or legal conclusions, is accurate in all material respects.

     (iii) For federal income tax purposes stockholders of WHG will be treated as exchanging their WHG stock for the Merger Consideration (as defined in Registration Statement) received in exchange therefore, and the Merger will not qualify as a reorganization within the meaning of Section 368(a) of the Code.

                                    * * * *

     We express no opinion herein other than the opinions expressly set forth above. You should recognize that our opinions are not binding on a court or the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinions contained herein. The discussion and conclusions set forth above are based upon current provisions of the Code and the Income Tax Regulations and Procedure and
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                          GOODWIN, PROCTER & HOAR LLP



Patriot American Hospitality, Inc.
Patriot American Hospitality Operating Company
December 15, 1997
Page 4



Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. Changes in applicable law could adversely affect our opinions.

     We consent to being named as counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm, including the references under the captions "Certain Federal Income Tax Considerations" and "Legal Opinion," and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.


                                        Very truly yours,



                                        GOODWIN, PROCTER & HOAR LLP